As filed with the Securities and Exchange Commission on September 27, 2016

Registration No. 333-181530

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMART TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	98-0658457 (I.R.S. Employer Identification No.)

3636 Research Road N.W. Calgary, Alberta Canada (Address of principal executive offices)	T2L 1Y1 (Postal Code)

SMART TECHNOLOGIES INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(Full title of the plan)

Matt Sudak

Vice President, Legal, General Counsel and Corporate Secretary

SMART Technologies Inc.

3636 Research Road N.W., Calgary, Alberta Canada T2L 1Y1

(Name and address of agent for service)

(403) 407-5203

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☑

DEREGISTRATION OF SECURITIES

SMART Technologies, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to its registration statement on Form S-8 (Registration No. 333-181530), filed with the Securities and Exchange Commission (the “Commission”) on May 18, 2012 (the “Registration Statement”), to withdraw and remove from registration the unsold common shares, without par value, of the Registrant (“Common Shares”) issuable pursuant to its Amended and Restated Equity Incentive Plan, the offering and sale of which it had registered pursuant to the Registration Statement (the “Unsold Common Shares”). When the Registration Statement was filed with the Commission, the securities covered by it were designated “Class A Subordinate Voting Shares”. That class of securities was subsequently redesignated as “Common Shares” pursuant to Articles of Amendment to the Registrant’s Articles of Incorporation filed with the Registrar of Corporations of Alberta on August 7, 2014. A copy of such Articles of Amendment was filed as Exhibit 1.4 to the Registrant’s Annual Report on Form 20-F (No. 001-34798) filed with the Commission on May 15, 2015.

This Amendment is being filed because on September 14, 2016, pursuant to the Arrangement Agreement dated as of May 26, 2016 (the “Arrangement Agreement”) by and among the Registrant, 689522 N.B. Ltd. (“AcquisitionCo”) and Foxconn Singapore (Pte.) (“Foxconn” and, together with AcquisitionCo, the “Purchaser”), at the closing under the Arrangement Agreement, the Purchaser acquired all of the issued and outstanding Common Shares pursuant to the terms of the Arrangement Agreement. As a result of the completion of the transactions contemplated by the Arrangement Agreement, the Registrant has terminated all offerings of Common Shares pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement, it hereby removes from registration all of the Unsold Common Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, and Country of Canada, as of September 27, 2016.

SMART TECHNOLOGIES INC.

By:	/s/ MATT SUDAK
Vice President, Legal, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Amendment has been signed below by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ NEIL GAYDON	Director	September 27, 2016
Neil Gaydon

/s/ MARK CHIEN	Director	September 27, 2016
Mark Chien

/s/ BING ZHAO	Director	September 27, 2016
Bing Zhao